Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”), is made as of this 8th day of January, 2008 (the “Effective Date”) by and between BUCA, Inc., a Minnesota corporation (the “Company”) and Wallace B. Doolin (the “Executive”).

BACKGROUND

A. The Company and Executive entered into an Employment Agreement dated October 14, 2004 (the “2004 Employment Agreement”), pursuant to which the Company employed Executive as its Chief Executive Officer.

B. The Company and Executive entered into an Amended and Restated Employment Agreement dated June 28, 2007 (the “2007 Employment Agreement”), which replaced and superseded the 2004 Employment Agreement and pursuant to which the Company has continued to employ Executive as its Chief Executive Officer.

C. Executive has also served as a director and Chairman of the Company’s Board of Directors (the “Board”).

D. The Company and Executive entered into a Non-Qualified Stock Option Agreement dated October 14, 2004 (the “Stock Option Agreement”), pursuant to which the Company granted Executive an award under the Company’s 1996 Stock Incentive Plan of BUCA, Inc. (the “1996 Plan”) to purchase a total of 750,000 shares of common stock of the Company (the “Option”).

E. The Company and Executive entered into a Restricted Stock Agreement dated June 28, 2007 (the “Restricted Stock Agreement”), pursuant to which the Company granted Executive an award under the Company’s 2006 Omnibus Stock Plan of BUCA, Inc. (the “2006 Plan”) in the form of 140,000 unvested shares of restricted stock (the “Restricted Shares”).

F. In order to reduce costs, the Company has decided to reduce the number of executive-level employees and to involuntarily terminate Executive’s employment with the Company as its Chief Executive Officer as part of a reduction in force, effective January 31, 2008 (the “Termination Date”).

G. The Company and Executive agree that it is in their mutual best interests that Executive continue to serve on the Board as a director and Chairman after the Termination Date.

H. Executive and the Company agree and acknowledge that certain provisions of the 2007 Employment Agreement relating to payments to Executive following the termination of Executive’s employment with the Company may constitute “deferred compensation” subject to the American Jobs Creation Act of 2004 (the “Act”), which added new provisions to the Internal Revenue Code of 1986 (the “Code”), and the guidance and regulations implementing the Act.

I. Executive and the Company agree that it is in their mutual best interests to agree to supersede, modify and replace certain provisions of the 2007 Employment Agreement, as permitted by the transition rules applicable to the Act, by entering into this Agreement, with the full intention of complying with the Act so as to avoid the additional taxes and penalties imposed under the Code.

J. In consideration of this Agreement and the benefits to Executive hereunder, and in recognition of the financial constraints of the Company, Executive has agreed to waive his right to certain severance pay that he would otherwise be entitled to receive under the Employment Agreement.

K. The Company and Executive desire to resolve all present and potential issues between them relating to Executive’s employment and termination of Executive’s employment, and have agreed to a full resolution of any such issues as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and in the Release referred to below, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Termination of Employment. The Company has decided to involuntarily terminate Executive’s employment with the Company without Cause (as defined in Section 9 of the 2007 Employment Agreement), effective on the Termination Date. On the Termination Date, Executive shall cease to be an employee and officer of the Company without further action by either party.

2. Earned Compensation. The Company shall pay Executive all earned base salary through the Termination Date. Executive will continue to participate in all employee benefit plans in which he is currently a participant, in accordance with the terms of such plans, through the Termination Date.

3. Continued Duties. Between the Effective Date and the Termination Date Executive shall continue to diligently and conscientiously devote his full time and attention to the discharge of his duties as Chief Executive Officer, consistent with and under the direction of the Board, and shall also assist in the smooth transition of Executive’s duties as Chief Executive Officer to other Company employees through the Termination Date.

4. Continued Board Service. Notwithstanding the termination of Executive’s employment, Executive shall remain on the Board as a director and Chairman immediately after the Termination Date, with any continued service on the Board following the Termination Date subject to the Company’s articles of incorporation and/or by-laws. For the period from the Effective Date through the first anniversary of the Termination Date, Executive shall not be entitled to any compensation or other benefits for Executive’s continued service on the Board, to the extent such service continues, except for reimbursement of reasonable and necessary business expenses associated with such Board service in accordance with Company policies relating to expense reimbursements. If Executive continues to serve on the Board after the first anniversary of the Termination Date, then Executive shall be compensated for such service in accordance with the Board’s policies and practices governing compensation for service of Board members at a level commensurate with Executive’s position on the Board.

5. Executive’s Option and Restricted Shares. All vesting or exercise rights, limitations, restrictions or other terms or conditions related to Executive’s Option shall remain subject to and governed by the Stock Option Agreement and the 1996 Plan. All vesting rights, limitations, restrictions or other terms or conditions related to Executive’s Restricted Shares shall remain subject to and governed by the Restricted Stock Agreement and the 2006 Plan. Executive’s continued service on the Board following the Termination Date shall constitute “employment” for purposes of determining Executive’s vesting and exercise rights under the 1996 Plan and 2006 Plan.

6. Severance Benefits. The Company shall provide to Executive the severance benefits set forth in this Section 6 (collectively, the “Severance Benefits”), subject to the conditions in Section 7, as full satisfaction of any severance benefits Executive may have been entitled to received under the 2007 Employment Agreement, any other agreement between Executive and the Company, or any other severance plan, policy or practice of the Company.

(a) Separation Pay. The Company shall pay to Executive total separation pay in the amount of $583,000 (the “Separation Pay”), to be paid to Executive in twelve (12) substantially equal monthly installments beginning on or about March 1, 2008 and continuing for twelve (12) consecutive months (the “Severance Period”), provided Executive has satisfied all of the conditions set forth in Section 7. Any payments due Executive during the Severance Period shall be paid to Executive on or about the first business day of each month by direct deposit into a bank account identified by Executive or by delivery of a check at the address for Executive identified in Section 10. The Company and Executive intend the payments under this Section 6(a) during the first six (6) months to be a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).

(i) Change of Control During Severance Period. Notwithstanding the above, if a Change of Control (as defined in Section 6(a)(ii) below) occurs after the Termination Date but prior to the end of the Severance Period, then the amount of any unpaid Separation Pay shall be paid to Executive in a lump sum not later than 30 days after the date of such Change of Control, provided Executive has satisfied all of the conditions set forth in Section 7; provided, however, that if at the time of the Change of Control the amount of such unpaid Separation Pay is greater than $450,000.00 then the payment of any amount of unpaid Separation Pay in excess of $450,000.00 shall be delayed and shall be paid to Executive, without interest, in a lump sum within 30 days after the six-month anniversary of the Termination Date.

(ii) Change of Control Defined. “Change of Control” for purposes of this Section 6 means the occurrence of any of the following:

(1) The acquisition, during any 12 consecutive month period, by any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person”)), of ownership (determined taking into account the ownership attribution rules of Code § 318(a)) of stock of the Company possessing 30 percent or more of the total voting power of the then outstanding stock of the Company; provided that for purposes of this Section 6(a)(ii)(1):

(A) any stock of the Company owned by the Person prior to the start of the applicable 12 consecutive month period shall not be counted toward the 30 percent threshold specified above; and

(B) an acquisition shall not constitute a Change of Control pursuant to this Section 6(a)(ii)(1) if: (i) prior to the acquisition, the Person owns stock of the Company possessing more than 50% of the total fair market value or total voting power of the then outstanding stock of the Company; (ii) the acquisition occurs after the Person has satisfied the 30 percent threshold specified in this Section 6(a)(ii)(1); (iii) the acquisition is by the Company or any subsidiary; (iv) the acquisition is by an employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries; or (v) the acquisition is by a surviving or acquiring entity in connection with a Business Combination (as defined in Section 6(a)(ii)(4) below);

(2) The acquisition by a Person of stock of the Company that, together with stock already held by such Person, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company, other than an acquisition by a Person who, prior to the acquisition, owned more than 50 percent of the total fair market value or total voting power of the stock of the Company;

(3) The replacement, during any 12 consecutive month period, of a majority of the members of the Board with members whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(4) The consummation of a reorganization, merger, or consolidation of the Company or a statutory exchange of outstanding voting securities of the Company (each, a “Business Combination”), provided that a Change of Control will not include a Business Combination where the stockholders of the Company immediately before the Business Combination own, directly or indirectly, 50 percent or more of the total fair market value and total voting power of all the outstanding stock of the surviving or acquiring entity resulting from such Business Combination; or

(5) The acquisition, during any 12 consecutive month period, by a Person of assets of the Company with a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to more than 40 percent of the total gross fair market value of all assets of the Company immediately prior to the acquisition, other than an acquisition by:

(A) a stockholder of the Company immediately prior to such acquisition in exchange for or with respect to its Company stock;

(B) an entity 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C) a Person that owns, directly or indirectly, 50 percent or more of the total value or voting power of all outstanding stock of the Company; or

(D) an entity 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by a Person described in Section (6)(a)(ii)(5)(C);

provided, however, that in each case the transaction or transactions constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as determined under § 409A of the Code.

(b) Continued Health Benefits. If Executive is eligible for and properly elects to continue Executive’s health benefits, as in place immediately prior to the Termination Date, the Company shall continue to pay the Company’s portion of any such premiums or costs of coverage (on a benefit by benefit basis) for twelve (12) months after the Termination Date, as if Executive were still employed by the Company. All such Company-provided health benefits premiums shall be paid directly to the insurance carrier(s) by the Company and Executive shall make arrangements with the Company to pay the Executive’s portion of such coverage.

(c) Disability Income Policy. The Company shall continue to pay the premiums or costs of the Union Central Life Insurance Company and Underwriters at Lloyd’s of London disability income policies currently in place for Executive’s benefit, for twelve (12) months after the Termination Date, provided Executive has satisfied all of the conditions set forth in Section 7. All such Company-provided premiums shall be paid directly to the disability insurance carrier by the Company.

7. Release. The Company shall not be obligated to provide any Severance Benefits to Executive under Section 6 unless (1) Executive has signed a release of claims, in the form attached to this Agreement as Exhibit A (the “Release”), on or within 45 days after the Termination Date, (2) all applicable rescission periods provided by law for releases of claims have expired and Executive has not rescinded the release of claims, and (3) Executive is not in material breach of any terms or conditions of this Agreement as of the dates of receipt of such Severance Benefits, provided that the Company has provided Executive with written notice of such material breach and Executive has failed to cure the breach within fifteen (15) days after receipt of such written notice.

8. Tax Withholding. The Company shall deduct from any payments made to the Executive hereunder any withholding or other taxes which the Company is required or authorized to deduct, if any, under applicable law.

9. Confidentiality and Restrictive Covenants. Executive acknowledges entering into the 2007 Employment Agreement and hereby reaffirms Executive’s existing and continuing commitments and obligations under Sections 13, 14 and 15 of the 2007 Employment Agreement; provided, however, that the non-compete period set forth in Section 14 of the 2007 Employment Agreement is hereby modified to be during the remainder of Executive’s employment with the Company and for a period of one (1) year after the Termination Date. In addition, Section 14(a) of the 2007 Employment Agreement is also hereby modified to provide that ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of Executive’s continuing obligations under Section 14 of the 2007 Employment Agreement. With the exception of these modifications, nothing in this

Agreement is intended to modify, amend, cancel or supersede in any manner Executive’s existing or continuing commitments and obligations under Sections 13, 14 and 15 of the 2007 Employment Agreement, and such continuing commitments and obligations are fully incorporated by reference into and shall be deemed to be part of this Agreement.

10. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

If to Company:	BUCA, Inc.
1300 Nicollet Avenue
Suite 5003
Minneapolis, MN 55403
Attention: General Counsel

If to Executive:	Wallace B. Doolin
3831 Turtle Creek, Unit 5A
Dallas, TX 75219

Copy to:	David Watkins, Esquire
Jenkins & Watkins, a Professional Corporation
2515 McKinney Avenue, Suite 800
Dallas, Texas 75201

11. Arbitration. Executive and the Company agree to adopt the arbitration procedures set forth in Section 16 of the 2007 Employment Agreement for purposes of resolving any and all controversies that may arise under this Agreement. Notwithstanding the parties’ agreement to arbitrate claims that may arise under this Agreement, in the event that the Company believes it will suffer material and irreparable damage if Executive violates any provision contained in Section 9 of this Agreement (including any violation of Executive’s continuing commitments and obligations under Sections 13 or 14 of the 2007 Employment Agreement that have been specifically incorporated herein by reference), the Company shall be entitled, in addition to such other remedies available to it, to seek an immediate injunction to restrain the violation of any or all such provisions by Executive.

12. Governing Law; Jurisdiction and Venue. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Minnesota. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts in Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement (including claims relating to Sections 13, 14 or 15 of the 2007 Employment Agreement which are specifically incorporated herein by reference), not subject to the arbitration provisions in this Agreement, shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction.

13. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Company and Executive with regard to the matters stated herein and supersedes all prior written or oral understandings or agreements, express or implied, with regard to the matters stated herein including but not limited to the 2007 Employment Agreement except as specifically incorporated herein by reference. This Agreement may be amended only in writing, signed by both parties hereto.

14. Legal Representation. Executive acknowledges that the Company hereby advises Executive to consult with Executive’s own attorney before executing this Agreement and the Release, that Executive has had a full opportunity to consider this Agreement and the Release, that Executive has had a full opportunity to ask any questions that Executive may have concerning this Agreement, the Release, or the settlement of Executive’s potential claims against the Company, and that Executive has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement or the Release.

15. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and shall inure to the benefit of and be binding upon Executive, his heirs, distributees and personal representatives. In the event of Executive’s death, any amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive’s designee, or if there is no such designee, to Executive’s estate. The rights and obligations of the Company under this Agreement may be assigned to a successor. The rights and obligations of Executive under this Agreement may not be assigned by Executive to any other person or entity.

16. Multiple counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement the date and year first above written.

BUCA, INC.

By:	/s/ John T. Bettin
Name: John T. Bettin
Its: President

EXECUTIVE

/s/ Wallace B. Doolin
Wallace B. Doolin

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